Spark Networks(R) Reports Third Quarter 2007 Financial Results

Spark Delivers Record Contribution and Contribution Margin as Second Quarter JDate Price Increase Takes Hold

BEVERLY HILLS, CA -- 11/01/2007 -- Spark Networks, Inc. (AMEX: LOV), a leading provider of online personals services, today reported financial results for the third quarter and nine months ended September 30, 2007.

Third Quarter Highlights

--  Record High Contribution(1) of $11.7 Million
--  Record High 74% Contribution Margin
--  3% Sequential Revenue Growth in Jewish Networks as 2Q JDate® Price
    Increase Takes Hold
--  6% Sequential Revenue Growth in Affinity Networks
--  51% Increase in Cash Flow from Operations to $4.0 Million, Versus Q3
    '06
--  4.1 Million Shares Repurchased in Q3 Reduces Shares Outstanding to
    26.8 Million

"I continue to be pleased with our ability to do what we say we are going to do. In the third quarter, we advanced our strategy to maximize operational and financial efficiency to strengthen our core brands and drive profitable organic growth," stated Adam Berger, Chairman and Chief Executive Officer of Spark Networks, Inc.

"Once again, JDate showed its resilience and strength as a brand and a paid social network as subscribers increased 3% sequentially, following a 14% price increase to one-month subscriptions in April. JDate's subscriber base returned to its pre-price increase levels, finishing the third quarter at 74,078 paid subscribers with a more favorable mix toward three and six-month subscription plans, and a healthier subscriber base with increased deferred revenue. We will continue to examine pricing across all of our brands and networks and may consider further adjustments in either direction."

"While top line revenue declines in our mass appeal site, AmericanSingles®, continued to offset and mask revenue growth from our other more affinity-focused communities, our key profit measures of contribution, contribution margin, and adjusted EBITDA(2) excluding Scheme of Arrangement and Sarbanes-Oxley (SOX) compliance costs, increased. Contribution rose to a record $11.7 million, contribution margin achieved a record 74%, adjusted EBITDA excluding Scheme and SOX costs, increased 6% sequentially and 11% compared to Q3 '06 to $4.8 million, the second highest in the history of the company. Cash flow from operations increased 51% to $4.0 million."

Berger stated, "While we will continue to press costs out of our business, improve our products, and increase marketing efficiency -- our next challenge is to leverage our solid balance sheet and our ability to deliver consistent cash flow to drive profitable revenue growth. With our strong and stable cash flow, we believe a wide range of options are available to us to fund continued organic or acquisitive growth, or pursue other value creating initiatives, such as our share repurchase program. In Q3, we repurchased 4.1 million shares and since the program's inception last November, we repurchased an aggregate of 15% of our outstanding shares."

Financial Results

Reported revenue for the third quarter of 2007 was $15.8 million, a decrease of 10% compared to $17.5 million in the third quarter of 2006. Revenue for the nine months was $49.2 million, a decrease of 5% compared to $51.6 million for the same period last year.

Contribution for the third quarter of 2007 was $11.7 million, an increase of 1% compared to $11.6 million for the third quarter of 2006. Contribution for the nine months was $32.9 million, a decrease of 1% compared to $33.3 million for the same period last year.

Net income for the third quarter of 2007 was $2.0 million, or $0.07 per share, compared to $2.8 million, or $0.09 per share, for the third quarter of 2006. The decrease in net income was due to $1.1 million in costs associated with the Company's Scheme of Arrangement and its first year implementation of SOX compliance during the third quarter of 2007, versus no such costs in the same period last year. Excluding Scheme and SOX costs, net income for the quarter increased to $3.1 million or $0.11 per share. Net income for the nine months was $2.1 million, or $0.07 per share, compared to $3.9 million, or $0.12 per share, for the same period last year. Contributing to the decrease in net income for the nine month period was an impairment expense of approximately $1.9 million, related to the impairment of the book carrying value of goodwill under FAS 142 related to AmericanSingles; $1.1 million in share-based compensation expense related to the acceleration of vesting and extension of the exercise period of options for our former CEO and Chairman of the Board, in connection with his resignation as CEO of the Company; and Scheme and SOX related costs of $2.4 million. Excluding Scheme and SOX costs, net income for the nine months increased to $4.5 million, or $0.15 per share.

Adjusted EBITDA for the third quarter of 2007 was $3.7 million, a decrease of 14% compared to $4.3 million for the third quarter of 2006. Excluding Scheme and SOX costs, adjusted EBITDA for the quarter increased 11%, to $4.8 million compared to $4.3 million in the third quarter of last year. Adjusted EBITDA for the nine months was $10.1 million, a decrease of 2% compared to $10.3 million during the same period in 2006. Excluding Scheme and SOX costs, adjusted EBITDA for the nine months increased 21%, to $12.4 million, compared to $10.3 million for the same period last year. See the attached Consolidated Statement of Operations for a reconciliation of EBITDA and adjusted EBITDA to net income.

Average paying subscribers(3) for the Company, as a whole, in the third quarter of 2007 were 208,828, a decrease of 13% compared to 240,859 for the third quarter of 2006. Average paying subscribers for the nine months were 220,147, a decrease of 7% compared to 236,955 for the same period last year.

Segment Reporting(4)

During the third quarter, the Company changed its financial reporting to include data on four newly-defined operating segments: Jewish Networks, which consists of JDate.com, JDate.co.il, Cupid.co.il® and their respective co-branded websites; General Market Networks, which consists of AmericanSingles.com, its co-branded and private label websites, and Date.co.uk™ and Date.ca®; Affinity Networks, which consists of the Company's Provo, Utah-based properties which are primarily made up of sites targeted towards various religious, ethnic, geographic, and special interest groups; and Offline & Other Businesses, which consists of revenue generated from offline activities, HurryDate® events and online subscriptions, and other websites and businesses. The change, in compliance with Financial Accounting Standard No. 131, is a result of the change to the Company's overall revenue mix. The Company believes the new segments will provide investors with a more accurate picture of the performance of the business.

The Company reported third quarter 2007 revenue for Jewish Networks of $8.5 million, an increase of 3% compared to $8.2 million in the prior quarter, and an increase of 4% compared to $8.1 million for the third quarter of 2006. Revenue from Jewish Networks for the nine months was $25.0 million, an increase of 5% compared to $24.0 million for the same period last year.

The Company reported third quarter 2007 revenue for General Market Networks of $3.4 million, a decrease of 20% compared to $4.3 million in the prior quarter, and a decrease of 44% compared to $6.1 million for the third quarter of 2006. General Market Networks revenue for the nine months was $12.7 million, a decrease of 36% compared to $20.0 million for the same period last year. The planned decrease in revenue for the General Market Networks is largely attributable to a 34% decrease in the marketing spend for this segment in first nine months of 2007 compared to the first nine months of 2006.

The Company reported third quarter 2007 revenue for Affinity Networks of $3.4 million, an increase of 6% compared to $3.2 million in the prior quarter, and an increase of 12% compared to $3.0 million for the third quarter of 2006. Affinity Networks revenue for the nine months was $9.8 million, an increase of 44% compared to $6.8 million for the same period last year.

The Company reported third quarter 2007 revenue for Offline & Other Businesses of $497,000, a decrease of 44% compared to $886,000 in the prior quarter, and an increase of 131% compared to $215,000 for the third quarter of 2006. The sequential decrease was due to JDate's Memorial Day travel event in the second quarter with no comparable trip in the third quarter. Offline & Other Businesses revenue for the nine months was $1.6 million, an increase of 75% compared to $920,000 for the same period last year. The increase is primarily due to the acquisition of HurryDate during the first quarter of 2007.

Average paying subscribers for Jewish Networks were 94,072 during the third quarter of 2007, a decrease of 2% compared to 95,953 for the third quarter of 2006. Average paying subscribers for the nine months were 95,004, compared to 94,595 for the same period last year.

Average paying subscribers for General Market Networks were 49,047 during the third quarter of 2007, a decrease of 43% compared to 85,593 for the third quarter of 2006. Average paying subscribers for the nine months were 61,481, a decrease of 36% compared to 95,748 for the same period last year.

Average paying subscribers for Affinity Networks were 63,514 during the third quarter of 2007, an increase of 7% compared to 59,313 from the third quarter of 2006. Average paying subscribers for the nine months were 62,124, an increase of 34% compared to 46,289 for the same period last year.

Average paying subscribers for Offline & Other Businesses were 2,195 during the third quarter of 2007, compared to zero in the third quarter of 2006. Average paying subscribers for the nine months were 1,538, compared to 323 in the same period last year. The increase of paying subscribers in our Offline & Other Businesses segment is attributable to the acquisition of HurryDate's online personals subscription business during the first quarter of 2007.

Balance Sheet, Cash, Debt

As of September 30, 2007, the Company had a cash and marketable securities position of $8.3 million compared to $20.6 million at December 31, 2006. Cash flow from operations for the third quarter of 2007 was $4.0 million, an increase of 51% compared to $2.7 million during the third quarter of 2006. As of September 30, 2007, the Company had accumulated approximately $40.0 million of net operating losses (NOLs) to offset future income taxes. During the quarter, the Company purchased approximately 4.1 million shares for $17.4 million.

Investor Conference Call

The Company will discuss its financial results during a live teleconference today at 1:30 p.m. Pacific time.

Call Title:                      Spark Networks Q3 '07 Financial Results
Toll-Free (United States):       +1 866-225-6564
International:                   +1 416-641-6141
Confirmation #:                  3240433

One-Week Replay
Toll-Free (United States):       +1-800-408-3053
International:                   +1-416-695-5800
Confirmation #:                  3240433

In addition, the Company will host a webcast of the call which will be accessible in the Investor Relations section of the Company's website under "Conference Calls and Presentations" at: http://www.spark.net/investor.htm.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer websites includes, among others, JDate.com (www.jdate.com), AmericanSingles.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

(1) "Contribution" is defined as net revenue less direct marketing and "Contribution Margin" is defined as contribution divided by revenue.

(2) "Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation and impairment of long-lived assets. Adjusted EBITDA should not be construed as a substitute for net income (loss) or net cash provided by (used in) operating activities (all as determined in accordance with GAAP) for the purpose of analyzing our operating performance, financial position and cash flows, as adjusted EBITDA is not defined by GAAP. However, the Company regards adjusted EBITDA as a complement to net income and other GAAP financial performance measures, including an indirect measure of operating cash flow. As such, management believes that the investment community finds it to be a useful tool to perform meaningful comparisons of past, present and future operating results and as a means to evaluate the results of core on-going operations.

(3) Paying subscribers are defined as individuals who have paid a monthly fee for access to communication and website features beyond those provided to our members. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(4) In accordance with Financial Accounting Standard No. 131, the Company's financial reporting includes detailed data on four separate operating segments. The Jewish Networks segment consists of the Company's JDate.com, JDate.co.il and Cupid.co.il websites and their respective co-branded websites. The General Market Networks segment consists of the Company's AmericanSingles.com website, its co-branded and private label websites, and Date.co.uk and Date.ca. The Affinity Networks segment consists of all of the Company's Provo, Utah-based properties which primarily consist of sites targeted towards various religious, ethnic, geographic and special interest groups including BlackSingles.com and ChristianMingle.com. The Offline & Other Businesses segment consists of revenue generated from offline activities, HurryDate events and subscriptions and other websites and businesses.

                           SPARK NETWORKS, INC.
                              BALANCE SHEET
                    (in thousands, except share data)

                                              September 30,  December 31,
                                              -------------  -------------
                                                   2007           2006
                                              -------------  -------------
Assets                                         (unaudited)
Current assets:
   Cash and cash equivalent                   $       8,103  $      20,412
   Marketable securities                                196            196
   Restricted cash                                    1,928          2,070
   Accounts receivable                                1,213          1,200
   Deferred tax asset - current portion                  10            219
   Prepaid expenses and other                         1,499          1,509
                                              -------------  -------------
      Total current assets                           12,949         25,606
Property and equipment, net                           1,229          2,306
Goodwill, net                                        18,097         19,236
Intangible assets, net                                5,144          4,406
Deposits and other assets                                72             72
                                              -------------  -------------
         Total assets                         $      37,491  $      51,626
                                              =============  =============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $         992  $       1,487
   Accrued liabilities                                4,603          4,985
   Deferred revenue                                   4,637          4,051
   Notes payable - current portion                       --          1,314
   Current portion of obligations under
    capital leases                                       --             43
                                              -------------  -------------
      Total current liabilities                      10,232         11,880
Deferred tax liabilities                              1,813          1,782
Obligations under capital leases                         --             59
                                              -------------  -------------
      Total liabilities                              12,045         13,721
Shares subject to rescission                          7,130          8,079
Commitments and contingencies                            --             --
Shareholders’ equity:
   Authorized capital stock consists of
    100,000,000 Common Shares, $0.001 par
    value; issued and outstanding 26,807,789
    at September 30, 2007 and 80,000,000
    ordinary shares of 1p each; issued and
    outstanding 30,941,465 shares as of
    December 31, 2006, at stated values of:              24            517
   Additional paid-in capital                        54,063         67,571
   Accumulated other comprehensive income               610            248
   Accumulated deficit                              (36,381)       (38,510)
   Total shareholders' equity                        18,316         29,826
                                              -------------  -------------
      Total liabilities and shareholders'
       equity                                 $      37,491  $      51,626
                                              =============  =============

                           SPARK NETWORKS, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
             (unaudited, in thousands, except per share data)

                                    Three Months Ended  Nine Months Ended
                                       September 30,       September 30,
                                    ------------------  ------------------
                                      2007      2006      2007      2006
                                    --------  --------  --------  --------

Net revenues                        $ 15,768  $ 17,506  $ 49,204  $ 51,616

Direct marketing expenses              4,076     5,903    16,277    18,350
                                    --------  --------  --------  --------
Contribution                          11,692    11,603    32,927    33,266

Operating expenses(1):
   Sales and marketing (including
    share-based compensation of
    $129, $146, $385, and $451)          830       716     2,347     2,230
   Customer service (including
    share-based compensation of
    $20, $7, $59, and $54)               731       910     2,516     2,716
   Technical operations (including
    share-based compensation of
    $133, $74, $392, and $343)         1,027     1,337     3,192     4,916
   Development (including
    share-based compensation of
    $119, $77, $354, and $332)         1,050     1,033     3,153     3,564
   General and administrative
    (including share-based
    compensation of $586, $295,
    $2,819, and $1,836)                5,591     4,539    17,037    15,063
   Amortization of intangible
    assets other than goodwill           330       290     1,028       884
   Impairment of goodwill                 --        --     1,894        --
                                    --------  --------  --------  --------
Total operating expenses               9,559     8,825    31,167    29,373
                                    --------  --------  --------  --------

Operating income                       2,133     2,778     1,760     3,893

Interest (income) and other
 expenses, net                          (134)      (80)     (636)     (174)
                                    --------  --------  --------  --------

Income before income taxes             2,267     2,858     2,396     4,067

Provision for income taxes               245        34       267       205
                                    --------  --------  --------  --------

Net income                          $  2,022  $  2,824  $  2,129  $  3,862
                                    ========  ========  ========  ========

Net income per share - basic        $   0.07  $   0.09  $   0.07  $   0.13
                                    --------  --------  --------  --------
Net income per share - diluted      $   0.07  $   0.09  $   0.07  $   0.12
                                    --------  --------  --------  --------
Weighted average shares outstanding
 - basic                              28,803    30,741    30,111    30,457
Weighted average shares outstanding
 - diluted                            28,825    31,271    30,197    31,299

Reconciliation of Net Income to     Three Months Ended  Nine Months Ended
 Adjusted EBITDA                    ------------------  ------------------
                                       September 30,       September 30,
                                      2007      2006      2007      2006

Net income                          $  2,022  $  2,824  $  2,129  $  3,862
Interest                                (205)      (78)     (651)       32
Taxes                                    245        34       267       205
Depreciation                             338       671     1,390     2,272
Amortization                             330       290     1,028       884
                                    --------  --------  --------  --------
EBITDA                                 2,730     3,741     4,163     7,255
Share-based compensation                 987       599     4,009     3,016
Impairment of goodwill                    --        --     1,894        --
                                    --------  --------  --------  --------
Adjusted EBITDA                     $  3,717  $  4,340  $ 10,066  $ 10,271

(1.) Prior period amounts have been reclassified to conform to current period presentation.

                          SPARK NETWORKS, INC.
                  SEGMENT RESULTS FROM OPERATIONS (1)
             (in thousands except subscriber information)

                                    Three Months Ended   Nine Months Ended
                                       September 30,       September 30,
                                    ------------------- -------------------
                                       2007      2006      2007      2006
                                    --------- --------- --------- ---------

Net Revenues
Jewish Networks                     $   8,461 $   8,136 $  25,037 $  23,915
General Market Networks                 3,416     6,132    12,732    19,958
Affinity Networks                       3,394     3,023     9,830     6,823
Offline & Other Businesses                497       215     1,605       920
                                    --------- --------- --------- ---------
   Total Net Revenues               $  15,768 $  17,506 $  49,204 $  51,616
                                    ========= ========= ========= =========

Direct Marketing Expenses
Jewish Networks                     $     779 $   1,120 $   2,708 $   3,350
General Market Networks                 1,222     3,238     6,900    10,533
Affinity Networks                       1,830     1,352     5,743     3,628
Offline & Other Businesses                245       193       926       839
                                    --------- --------- --------- ---------
   Total Direct Marketing Expenses  $   4,076 $   5,903 $  16,277 $  18,350
                                    ========= ========= ========= =========

Contribution
Jewish Networks                     $   7,682 $   7,016 $  22,329 $  20,565
General Market Networks                 2,194     2,894     5,832     9,425
Affinity Networks                       1,564     1,671     4,087     3,195
Offline & Other Businesses                252        22       679        81
                                    --------- --------- --------- ---------
   Total Contribution               $  11,692 $  11,603 $  32,927 $  33,266
                                    ========= ========= ========= =========

Average Paying Subscribers
Jewish Networks                        94,072    95,953    95,004    94,595
General Market Networks                49,047    85,593    61,481    95,748
Affinity Networks                      63,514    59,313    62,124    46,289
Offline & Other Businesses              2,195        --     1,538       323
                                    --------- --------- --------- ---------
   Total Average Paying Subscribers   208,828   240,859   220,147   236,955
                                    ========= ========= ========= =========

(1.) Prior period amounts have been reclassified to conform to current period presentation.

                           SPARK NETWORKS, INC.
                  HISTORICAL SEGMENT RESULTS BY QUARTER (1)
               (in thousands except subscriber information)

                                      Three Months Ended
                    -------------------------------------------------------
                    Mar 31, Jun 30, Sep 30, Dec 31, Mar 31, Jun 30, Sep 30,
                     2006    2006    2006    2006    2007    2007    2007
                    ------- ------- ------- ------- ------- ------- -------

Net Revenues
Jewish Networks     $ 7,874 $ 7,905 $ 8,136 $ 8,298 $ 8,337 $ 8,239 $ 8,461
General Market
 Networks             7,061   6,765   6,132   5,488   5,032   4,284   3,416
Affinity Networks     1,724   2,076   3,023   2,902   3,229   3,207   3,394
Offline & Other
 Businesses             146     559     215     549     222     886     497
                    ------- ------- ------- ------- ------- ------- -------
   Total Net
    Revenues        $16,805 $17,305 $17,506 $17,237 $16,820 $16,616 $15,768
                    ======= ======= ======= ======= ======= ======= =======

Direct Marketing Expenses
Jewish Networks     $ 1,067 $ 1,163 $ 1,120 $ 1,190 $   989 $   940 $   779
General Market
 Networks             3,845   3,450   3,238   3,178   3,638   2,040   1,222
Affinity Networks       677   1,599   1,352   1,325   1,995   1,918   1,830
Offline & Other
 Businesses              68     578     193     531     135     546     245
                    ------- ------- ------- ------- ------- ------- -------
   Total Direct
    Marketing
    Expenses        $ 5,657 $ 6,790 $ 5,903 $ 6,224 $ 6,757 $ 5,444 $ 4,076
                    ======= ======= ======= ======= ======= ======= =======

Contribution
Jewish Networks     $ 6,807 $ 6,742 $ 7,016 $ 7,108 $ 7,348 $ 7,299 $ 7,682
General Market
 Networks             3,216   3,315   2,894   2,310   1,394   2,244   2,194
Affinity Networks     1,047     477   1,671   1,577   1,234   1,289   1,564
Offline & Other
 Businesses              78     (19)     22      18      87     340     252
                    ------- ------- ------- ------- ------- ------- -------
   Total
    Contribution    $11,148 $10,515 $11,603 $11,013 $10,063 $11,172 $11,692
                    ======= ======= ======= ======= ======= ======= =======

Average Paying Subscribers
Jewish Networks      93,523  94,311  95,953  96,886  97,124  93,815  94,072
General Market
 Networks           100,282 101,367  85,593  80,930  73,485  61,910  49,047
Affinity Networks    36,058  43,498  59,313  58,793  60,092  62,766  63,514
Offline & Other
 Businesses             778     189       -       -     612   1,809   2,195
                    ------- ------- ------- ------- ------- ------- -------
   Total Average
    Paying
    Subscribers     230,641 239,365 240,859 236,609 231,313 220,300 208,828
                    ======= ======= ======= ======= ======= ======= =======

(1.) Prior period amounts have been reclassified to conform to current period presentation.

                           SPARK NETWORKS, INC.
          RECLASSIFIED HISTORICAL OPERATING EXPENSES BY QUARTER (1)
                              (in thousands)

                                      Three Months Ended
                    -------------------------------------------------------
                    Mar 31, Jun 30, Sep 30, Dec 31, Mar 31, Jun 30, Sep 30,
                     2006    2006    2006    2006    2007    2007    2007
                    ------- ------- ------- ------- ------- ------- -------

Operating Expenses
Sales and Marketing $   820 $   694 $   716 $   627 $   740 $   777 $   830
Customer Service        908     898     910     992     928     857     731
Technical Operations  1,782   1,797   1,337   1,089   1,037   1,128   1,027
Development           1,216   1,315   1,033   1,106   1,138     965   1,050
General and
 administrative       5,255   5,269   4,539   4,075   6,228   5,218   5,591
Amortization            239     355     290     300     344     354     330
Impairment of
 Goodwill                --      --      --     114   1,894      --      --
                    ------- ------- ------- ------- ------- ------- -------
   Total Operating
    Expenses        $10,220 $10,328 $ 8,825 $ 8,303 $12,309 $ 9,299 $ 9,559
                    ======= ======= ======= ======= ======= ======= =======

Operating Expenses
 include share-based
 compensation as follows:
Sales and Marketing $   153 $   152 $   146 $   160 $   126 $   129 $   129
Customer Service         23      24       7      16      19      20      20
Technical Operations    123     147      74      92     125     134     133
Development             123     131      77      94     116     118     119
General and
 administrative         934     607     295     489   1,673     562     586
                    ------- ------- ------- ------- ------- ------- -------
   Total Share
    Based
    Compensation    $ 1,356 $ 1,061 $   599 $   851 $ 2,059 $   963 $   987

(1.) Prior period amounts have been reclassified to conform to current period presentation.

For More Information:

Investors:
Mark Thompson
+ 1-323-658-3000 ext. 4015
mthompson@spark.net

Media:
Gail Laguna
+ 1-323-658-3000 ext. 4402
glaguna@spark.net